Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. If requested by the Commission or its staff, the registrant will promptly provide on a supplemental basis an unredacted copy of the exhibit and its materiality and privacy or confidentiality analyses.
FIRST AMENDMENT TO PAYMENT DISPUTE RESOLUTION SERVICES AGREEMENT
This First Amendment to Payment Dispute Resolution Services Agreement (this “First Amendment”) is made and entered into as of the 30th day of June, 2026 (the “Amendment Effective Date”), by and between NUTEX HEALTH INC., a Delaware corporation (“Client”) and HALOMD, L.L.C., a Delaware limited liability company (“HaloMD”). Client and HaloMD are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.
RECITALS:
A.    HaloMD and Client are parties to that certain Payment Dispute Resolution Services Agreement dated as of May 1, 2024 (the “Agreement”).
B.    HaloMD and Client desire to amend certain terms and provisions of the Agreement in the manner set forth in this First Amendment.
NOW, THEREFORE, in consideration of the premises and the agreements contained herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree to amend the Agreement as follows:
1.    Amendment to Recitals. Recital B and Recital C are hereby amended and restated to read in their entirety, as follows:
B.    HaloMD provides certain dispute resolution services to health care providers that bill patients and third-party health plans on an out-of-network basis and assists health care providers with disputing the payment amount on eligible disputed health benefit claims under certain proceedings contemplated by various state “No Surprises/Balance Billing” statutes, regulations and other legally binding guidance issued pursuant thereto (collectively, the “State No Surprises Laws”) and by the Federal No Surprises Act (as defined below).
C.    Client desires to retain the services of HaloMD to provide certain dispute resolution services with respect to disputed eligible health benefit claims for which the previously reimbursed amount is being disputed related to Nutex Services furnished by the Client Affiliates, and HaloMD desires to provide dispute resolution services under the terms and conditions of this Agreement.
2.    Additional Defined Terms. The following definitions are hereby added to the Agreement:
“Health Plan Payment Deadline” means the latest date by which the applicable health plan or fiscal intermediary is required to remit payment under the applicable State No Surprises Laws or the Federal No Surprises Act with respect to a Disputed Health Benefit Claim that has been awarded or for which a settlement has been issued. If no such statutory or regulatory deadline applies, the Health Plan Payment Deadline shall be thirty (30) days after the date of the award determination or settlement.
3.    Amendments to Section 1.1. The following sentence is hereby added to the first paragraph of Section 1.1 of the Agreement.

For the avoidance of doubt, HaloMD shall not perform any of the following services (i) any services that a medical billing company would customarily provide, including performing coding services, submitting bills to patients or third-party health plans for medical or healthcare services rendered or adjudicating bills related thereto, (ii) adjusting or making insurance claims or performing any services that a managed care company would customarily provide, or (iii) conducting medical necessity or utilization reviews.
The following sentence is hereby added to the second paragraph of Section 1.1 of the Agreement.
Notwithstanding anything contained in this Agreement to the contrary, commencing on the Amendment Effective Date Client shall have the right to perform dispute resolution services either in-house or through the engagement of a third-party vendor or service provider, with respect to those Disputed Health Benefit Claims related solely to Nutex Services performed by Client Affiliates at the locations set forth on Schedule 1.1 attached hereto (“Excluded Claim Location”). For each of 2027, 2028, and 2029, Client may designate one (1) additional Excluded Claim Location (filling the corresponding “Location TB” entry on Schedule 1.1), provided it is not the first facility opened by Client or a Client Affiliate that year that would otherwise be subject to HaloMD’s exclusive engagement under this Agreement, which first-opened facility shall remain subject to such exclusive engagement. Client may designate any qualifying facility opened thereafter by written notice to HaloMD identifying it by facility name and street address, delivered within thirty (30) days of opening but in all cases before HaloMD commences services with respect to that facility. Any facility for which HaloMD has commenced services, or for which no timely notice is given, shall remain subject to HaloMD's exclusive engagement. For purposes of this provision, a facility is “opened” on the first date it renders services generating Disputed Health Benefit Claims. For the avoidance of doubt, the Excluded Claim Locations shall not exceed four (4) in the aggregate at any time during the Term, consisting of [REDACTED] location and the three (3) additional locations Client may designate for 2027, 2028, and 2029 as set forth above.
Client shall not use any third-party vendor or service provider or any third-party technology, platform or service of any kind in connection with performing any of the dispute resolution services related to any Excluded Claim Location(s) without providing HaloMD’s prior notice of the selected vendor or vendors. Neither Party shall make any statement that disparages the other Party or that states or implies the other Party has been terminated, replaced, or reduced in scope. If disclosure of this Agreement or the relationship is required by law or exchange rules, the disclosing Party shall give prior written notice where permitted, disclose only the minimum required, and seek confidential treatment for any portion naming the other Party.
4.Amendment to Section 1.5. Section 1.5 is hereby amended and restated to read in its entirety, as follows:
1.5 Reports and Records. HaloMD agrees to record promptly and maintain complete and accurate books of account and records pertaining to the performance by HaloMD of its obligations under this Agreement. Additionally, HaloMD agrees to supply certain reports and information to Client pertaining to the performance by HaloMD of its obligations under this Agreement, in accordance with and as set forth on Schedule 1.5 attached hereto (the “Reports and Records”). All other such books of account and records maintained by HaloMD, including but not limited to, records of collections of Disputed Health Benefit Claims, shall be available to Client upon written request; provided, that, HaloMD shall be entitled to maintain copies of such records and requests for compliance purposes. Notwithstanding the foregoing, Client acknowledges and agrees that all position statements, payment demand letters, and arbitration briefs submitted to arbitrators during formal process of arbitration are proprietary work product of HaloMD and shall not be available to Client.
5.Amendment to Section 2.4. Section 2.4(a) is hereby amended to add the following:
(a)    Each Party, at its own expense, may independently conduct periodic audits and reviews of the other Party’s invoicing practices, payment posting, and compliance with this Agreement, including compliance with applicable federal and state laws.
Transition Assistance. Upon any termination of this Agreement, HaloMD shall provide reasonable cooperation and transition assistance to ensure an orderly transfer of services to Client consistent with the terms of this Agreement.
6.Amendment to Section 3.1(a) – (d). Section 3.1(a)-(d) are hereby amended and restated to read in their entirety, as follows:
3.1    Calculation of Service Fees.
(a)    Informal Settlement Negotiation. As consideration for performance of the Services, Client shall pay HaloMD an amount equal to sixteen percent (16%) of the Net Settlement Payment Amount (as defined below) with respect to any paid Disputed Health Benefit Claim resulting from an informal settlement negotiation process between a health plan and/or a fiscal intermediary and HaloMD on behalf of Client (collectively, the “Settlement Service Fees”). For purposes of this Agreement, the term “Net Settlement Payment Amount” shall mean the total amount agreed upon / settled /negotiated with respect to each paid Disputed Health Benefit Claim between a health plan and/or a fiscal intermediary and HaloMD on behalf of Client, minus the amount of the initial allowed amount rendered to Client by a health plan and/or a fiscal intermediary with respect to such Disputed Health Benefit Claim.
(b)State IDR Formal Arbitration. As consideration for performance of the Services, Client shall pay HaloMD an amount equal to sixteen percent (16%) of the State Arbitration Final Net Amount (as defined below) with respect to any Disputed Health Benefit Claim with respect to which a binding award amount or settlement amount is awarded and paid to Client as a result of formal arbitration under the State No Surprises Laws (collectively, the “State Arbitration Service Fees”). For purposes of this Agreement, the term “State Arbitration Final Net Amount” shall mean all amounts awarded to Client by health plan and/or health plan’s agent or fiscal intermediary with respect to each Disputed Health Benefit Claim minus the initial allowed amount rendered to Client by a health plan and/or a fiscal intermediary with respect to such Disputed Health Benefit Claim minus non-refundable arbitrator’s or facilitator’s invoiced and paid fees incurred by Client with respect to such Disputed Health Benefit Claim.
(c)NSA IDR Formal Arbitration. As consideration for performance of the Services with respect to the IDR Process under the Federal No Surprises Act (“NSA IDR”), Client shall pay HaloMD an amount equal to sixteen percent (16%) of the NSA IDR Arbitration Final Net Amount (as defined below) with respect to any Disputed Health Benefit Claim for which a binding award amount is awarded and paid to Client as a result of formal arbitration pursuant to the NSA IDR (collectively, the “NSA IDR

Arbitration Service Fees”). For purposes of this Agreement, the term “NSA IDR Arbitration Final Net Amount” shall mean all amounts awarded and paid to Client by health plans and/or fiscal intermediaries with respect to each Disputed Health Benefit Claim minus the initial allowed amount rendered and/or allowed as payment to Client by a health plan and/or a fiscal intermediary with respect to such Disputed Health Benefit Claim. With respect to NSA IDRs, Client will incur the full cost of the IDRE fee and non-refundable CMS administrative fee upfront.
    (d)     Service Fees. For purposes of this Agreement, the Settlement Service Fees, the State Arbitration Service Fees, and the NSA IDR Arbitration Service Fees, are collectively referred to as the “Service Fees”. Notwithstanding anything to the contrary, the amended Service Fees as described in 3.1(a)-(c) shall only apply to Disputed Health Benefit Claims with an Award Determination issued on or after July 1, 2026. “Award Determination” means a binding award or settlement amount issued or agreed to with respect to a Disputed Health Benefit Claim under the informal settlement process, State IDR, or NSA IDR (as applicable)
7.    New Sections 3.1(i), (j), and (k). Section 3.1 is hereby amended to include new subsections (i), (j) and (k) which shall read in its entirety, as follows:
(i)    Payment Verification. Because the Service Fee is calculated on amounts collected by Client, HaloMD relies on Client's remittance data to confirm payment. For any Disputed Health Benefit Claim on which a Net Settlement Payment Amount, State Arbitration Final Net Amount, or NSA IDR Arbitration Final Net Amount (as applicable) has been determined and the applicable Health Plan Payment Deadline has passed, HaloMD shall utilize the system access granted by Client, including access to applicable 835, 837, or paper/electronic EOB data, to reconcile and verify whether payment has been received. Client shall have no affirmative obligation to provide notice to HaloMD of unpaid claims or to independently track Health Plan Payment Deadlines; such monitoring and reconciliation is within the scope of HaloMD’s services hereunder. If, following HaloMD’s reconciliation efforts, HaloMD is unable to verify payment status for a given Claim based on the data available through Client’s system or Client’s third-party system, HaloMD shall notify Client in writing identifying the specific Claim and the nature of the data gap from remittance detail (the “Verification Notice”). Upon receipt of a Verification Notice, Client shall verify payment within ten (10) Business Days, and the parties shall cooperate in good faith to obtain or supplement the applicable remittance data. If, after ten (10) Business Days of the Health Plan Payment Deadline, Client neither (A) provides the requested data, (B) access, nor (C) confirms that the Claim remains unpaid, then the applicable Net Settlement Payment Amount, State Arbitration Final Net Amount, or NSA IDR Arbitration Final Net Amount (as applicable) for such Claim shall be deemed collected for such Claim for purposes of the Service Fee and payable to HaloMD consistent with Section 3.4. Notwithstanding anything to the contrary, for any award amount previously paid by a health plan or fiscal intermediary to Client and subsequently recouped or clawed back through a valid and final determination, and only upon Client’s written documentation evidencing both the actual return of funds to the health plan or fiscal intermediary and Client’s actual payment of the corresponding Service Fee to HaloMD, the applicable HaloMD Fee shall be refunded to Client, on a prorated basis, limited to the portion of the Service Fee actually received by HaloMD attributable to the amount actually returned.

(j)    Taxes. All fees payable to HaloMD hereunder are exclusive of, and
Client shall be responsible for, duties and taxes (including, as applicable and without limitation, Value Added Tax, sales tax and/or use tax, but excluding any federal, state or local income taxes incurred by HaloMD) which shall be paid by Client or reimbursed to HaloMD, as applicable, at the rate and in the manner as prescribed by law and in accordance with the payment terms set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, if any state or jurisdiction requires sales, gross receipts, or similar tax to be collected on the Services provided by HaloMD, such tax shall be charged by HaloMD and payable to HaloMD when the related prevailing dispute payment is made by the applicable health plan to Client, rather than when an award or determination is issued. This provision applies to all states or jurisdictions that currently impose such a requirement (e.g., New Mexico, Washington) and shall automatically apply to any state or jurisdiction that enacts such a requirement in the future, without further amendment.
(k)    Technical Assistance Work. For the avoidance of doubt, this First Amendment does not modify the Service Fee rates applicable to technical assistance work, which shall remain subject to the rates in effect under the Agreement immediately prior to the Amendment Effective Date until such time as the parties execute a separate amendment addressing technical assistance. Technical assistance work otherwise remains subject to the terms of this First Amendment, including the pay-on-collected payment structure set forth in Section 3.4.
8.Amendment to Section 3.2. Section 3.2 is hereby amended and restated to read in its entirety, as follows:
    3.2    Timing of HaloMD’s Invoices. HaloMD shall submit to Client on a monthly basis an invoice for Service Fees no sooner than the fifteenth (15th) day of the month following the month for which such Service Fee was earned. Client may dispute the calculation of any Service Fees set forth on a HaloMD invoice in good faith through written notice which shall be submitted to HaloMD within ten (10) business days after Client’s receipt of such invoice. HaloMD and Client will meet over a period of up to ten (10) business days to resolve any such good faith disputes of the calculation of any Service Fees.
For the avoidance of doubt, (i) each Settlement Service Fee shall be based upon the total paid amount agreed upon/settled/negotiated with respect to each Disputed Health Benefit Claim between a health plan and/or a fiscal intermediary and HaloMD on behalf of Client, (ii) each State Arbitration Service Fee shall be based upon all amounts awarded and paid to Client by a health plan and/or a fiscal intermediary with respect to each Disputed Health Benefit Claim, and (iii) each NSA IDR Arbitration Service Fee shall be based upon all amounts awarded and paid to Client by a health plan and/or a fiscal intermediary with respect to each Disputed Health Benefit Claim.
9.Amendment to Section 3.4. Section 3.4 is hereby amended and restated to read in its entirety, as follows:
    3.4    Payment of Service Fee. Client shall pay HaloMD the applicable Service

Fee on a bi-weekly basis, calculated on all amounts collected by Client from health plans or fiscal intermediaries with respect to any Net Settlement Payment Amount, NSA IDR Arbitration Final Net Amount, or State Arbitration Final Net Amount, as applicable. For the avoidance of doubt, the pay-on-collected structure set forth in this Section 3.4 shall apply to all Disputed Health Benefit Claims under this Agreement, retroactive to the original Effective Date. The Service Fee rates set forth in the First Amendment shall apply only to Disputed Health Benefit Claims with an Award Determination issued on or after July 1, 2026. Disputed Health Benefit Claims with an Award Determination issued prior to July 1, 2026, shall remain subject to the Service Fee rates in effect under the Agreement immediately prior to the Amendment Effective Date. Payment shall be due each Thursday following the end of each applicable two-week period in which such collections occur. If Client fails to pay any Service Fee on three (3) separate occasions (other than amounts disputed in good faith disputed in accordance with Section 3.2, within ten (10) business days after the applicable Invoice Due Date) (a “Delinquent Service Fee”), then with respect to any Delinquent Service Fee, HaloMD shall have the right to withdraw, and Client hereby expressly authorizes HaloMD to withdrawal the Delinquent Service Fee from the Operating Account.
10.Amendment to Section 4.1. Section 4.1 is hereby amended and restated to read in its entirety, as follows:
4.1    Term. The initial term of this Agreement shall commence on the Effective Date and end on December 31, 2029 (the “Initial Term”), unless sooner terminated pursuant to the terms hereof. Upon expiration of the Initial Term, this Agreement will automatically renew for additional, successive one (1) year periods (each, a “Renewal Term”), unless either Party provides the other Party written notice of its desire to terminate at least ninety (90) days prior to the end of the Initial Term or any Renewal Term. The Initial Term and all Renewal Terms may be referred to herein as the “Term.”
11.Amendment to Section 10.1. Section 10.1 is hereby amended and restated to read in its entirety, as follows:
10.1    Notices.
(a)    Manner of Notice. All notices, requests and other communications under this Agreement shall be in writing (including in portable document format (or similar format) delivered by email transmission) and shall be deemed to have been duly given if delivered personally, or sent by either certified or registered mail, return receipt requested, postage prepaid, or by overnight courier guaranteeing next day delivery, or by email transmission, addressed as follows:
(i)If to HaloMD:
HaloMD, L.L.C.
14643 Dallas Parkway #330

Dallas, Texas 75254
Attn: Legal Department
Email:
or at such other mailing address or email address as HaloMD may have advised Client in writing; and
(ii)If to Client:
Nutex Health Inc.
1776 Yorktown Street, Suite 700
Houston, Texas 77056
Attn: Pamela Montgomery
Email:

or at such other mailing address or email address as Client may have advised HaloMD in writing.
(b)    Deemed Delivery. All such notices, requests and other
communications shall be deemed to have been received (i) on the date of delivery thereof, if delivered by hand, (ii) on the fifth day after the mailing thereof, if mailed, (iii) on the next business day after the sending thereof, if sent by overnight courier, (iv) on the day of sending, if sent by email transmission prior to 5:00 p.m. (Central time) on any business day with a delivery confirmation, or (v) on the next business day, if sent by email transmission after 5:00 p.m. (Central time) on any business day or on any day other than a business day with a delivery confirmation.
12.Amendment to Section 10.3 Section 10.3 is hereby amended and restated to read in its entirety, as follows:
10.3 Assignment. Neither Party may assign any right, or delegate any duty under this Agreement, in whole or in part, whether voluntarily, involuntarily, by operation of law, or otherwise, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Consent shall be deemed unreasonably withheld or delayed unless the non-assigning Party's objection is based solely on one or more of the following: (a) the proposed assignee lacks the financial or operational capacity, or the licenses or regulatory approvals, necessary to perform the obligations under this Agreement, or (b) the proposed assignee is excluded, debarred, or suspended from participation in any federal or state healthcare program or government contract. Consent shall be deemed given if the non-assigning Party does not respond within ten (10) Business Days after a written request containing reasonable information regarding the proposed transaction. Withholding, conditioning, or delaying consent in order to extract concessions, renegotiate this Agreement, obtain improved economic terms, or otherwise hold out for any benefit, or for any reason unrelated to the foregoing commercially reasonable factors, shall be deemed unreasonable. For purposes of this Agreement, a “Change in Control”

means any transaction or series of related transactions resulting in (a) the direct or indirect transfer of more than fifty percent (50%) of the voting power or equity interests of a Party, (b) a merger, consolidation, or similar transaction in which such Party is not the surviving entity or in which control of such Party is changed, or (c) a sale or disposition of all or substantially all of such Party’s assets. Any Change in Control shall be deemed an assignment for purposes of this Section 10.3. Any attempted assignment in violation of this Section shall be void and of no effect.
13.Amendment to Schedule 3.1. Schedule 3.1 is hereby amended and restated to read in its entirety in the form attached hereto.
14.Amendment to Exhibit C. Exhibit C is hereby amended and restated to read in its entirety in the form attached hereto.
    15.    Amendment to Exhibit D, Power of Attorney. Subparagraphs (a)(vii) and (a) (xiii)
of Exhibit D are hereby amended and restated to read in their entirety as follows and a new subparagraph (a) (xiv) is included to read in its entirety as follows:
(vii)    performing IDR reconciliation functions;
(xiii)preparing and sending written notices to health plans and/or fiscal intermediaries with respect to their obligations related to the IDR Process; and
(xiv)submitting requests to the appropriate Departments of Insurance and/or IDREs to reopen, reevaluate, rescind or close any Disputed Health Benefit Claims that HaloMD has determined may be ineligible for IDR.
    16.    No Other Amendment; Definitions. Except as specifically modified and amended pursuant to Sections 1 and 15 of this First Amendment, the Agreement shall remain in full force and effect without revision thereto. Moreover, all capitalized terms used in this First Amendment, unless otherwise defined herein or the context specifically provides otherwise, shall have the same meanings herein as attributed to such terms in the Agreement.
    17.    Binding Effect. This First Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
    18.    Applicable Law. THIS FIRST AMENDMENT, AND THE RIGHTS AND
OBLIGATIONS OF THE PARTIES, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.
    19.    Descriptive Headings; Language Interpretation. The descriptive headings of this

First Amendment are inserted for convenience only and do not constitute a part of this First Amendment. In the interpretation of this First Amendment, unless the context otherwise requires, (a) words importing the singular shall be deemed to import the plural and vice versa, (b) words denoting gender shall include all genders, and (c) references to parties, articles, sections, schedules, paragraphs and exhibits shall mean the parties, articles, sections, schedules, paragraphs and exhibits of and to this First Amendment.
    20.    Invalid Provisions. If any provision of this First Amendment is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this First Amendment shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this First Amendment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or its severance from this First Amendment. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part hereof a provision as similar in terms, but in any event no more restrictive than, such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
21.Entirety. This First Amendment and the Agreement contain the entire agreement between the Parties with respect to the matters addressed herein and supersede all prior representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein or therein.
22.Counterparts. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed collectively to be one agreement. Signatures given by facsimile or portable document format (or similar format) shall be binding and effective to the same extent as original signatures.
23.Third Party Beneficiaries. Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the Parties and their respective successors in interest and permitted assigns any rights or remedies under or by reason of this First Amendment.
[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the effective date first referenced above.

HALOMD:                         HALOMD, L.L.C.,
a Delaware limited liability company

By:
/s/ Alla LaRoque
Printed Name: Alla LaRoque
Title: President

CLIENT:                         NUTEX HEALTH INC.,
a Delaware corporation

By:
/s/ Thomas Vo
Printed Name: Thomas Vo
Title: Chief Executive Officer

Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments to this Exhibit 4.12 have been omitted because they do not contain information material to an investment decision and that information is not otherwise disclosed in the exhibit or the disclosure document. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.